EXHIBIT 8.1

We have the following consolidated subsidiaries as of March 31, 2007:

Name of the Subsidiary Company	Country of incorporation	% of holding
1 Sheba Properties Ltd.	India	100.00
2 Concorde Motors (India) Ltd.	India	100.00
3 HV Axles Ltd.	India	100.00
4 HV Transmissions Ltd.	India	100.00
5 TAL Manufacturing Solutions Ltd.	India	100.00
6 Tata Motors Insurance Services Ltd.	India	100.00
7 Tata Daewoo Commercial Vehicle Co. Ltd.	South Korea	100.00
8 Tata Motors European Technical Centre plc	UK	100.00
9 Tata Technologies Ltd. and its 17 subsidiaries	India (1)	85.92	(2)
10 Telco Construction Equipment Co. Ltd.	India	60.00
11 Tata AutoComp Systems Ltd. and its 8 subsidiaries	India(3)	54.70	(4)
12 Tata Precision Industries Pte. Ltd. Singapore and its subsidiary	Singapore	51.07
13 TML Financial Services Ltd. (5)	India	100.00
14 Tata Motors (Thailand) Ltd.	Thailand	70.00
15 Hispano Carrocera S.A. and its subsidiary(6)	Spain	21.00

(1)	These subsidiaries are based in many countries abroad.
(2)	The holdings in these subsidiaries range between 85.92 % to 86.03% and three of the subsidiaries were under liquidation as at March 31, 2007. Subsequently, two of these have been liquidated.
(3)	These subsidiaries are based in India, Mauritius, China and Germany.
(4)	The holdings in these subsidiaries range between 27.90 % to 54.71%.
(5)	The name of the subsidiary has subsequently been changed to Tata Motors Finance Ltd.
(6)	The subsidiary is based in Morocco.